Exhibit 10.5

School-Enterprise Cooperation Agreement

Party A: Tourism and Management Department of Wuyi University
Party B: Fujian Yada Group Co., LTD

To facilitate the employment of the graduates from Party A and provide Party B with the talents as required, the Agreement is entered into by and between Party A and Party B after mutual consultation in the principle of mutual benefit and joint development and on the basis of equality and willingness, as follows:

I.	Rights & Obligations of Party A
1.
Party A shall release information on the available intern positions for Party B in a timely manner, provide the basic information of the student interns in accordance with the requirements of Party B, and recommend excellent students to Party B for internship purposes.

2.
Party A shall appoint more than one (1) intern guidance teacher or establish an intern guidance panel to coordinate and liaise for the student internship program and manage the intern team outside working hours on behalf of Party A. The fees of the intern guidance teacher or intern guidance penal shall be borne by Party A.

3.
The student interns from Party A shall accept the tasks assigned by Party B during the internship period, observe the rules and policies of Party B and assume the obligation of confidentiality prohibiting any disclosure in any way to other parties of the internal materials and business secrets as Party B does not allow for disclosure.

4.	Party A shall strengthen the ideological and safety education to the student interns and call for the interns to observe the confidentiality policy and other related rules and policies of Party B.
5.	Party A shall assist Party B in organizing the recruitments on its campus from time to time. The recruitment information of Party B shall be published in the campus of Party A all year round.
6.
For any sickness or accidental injuries suffered by the interns from Party A not for reasons of Party B during the period of the internship or on their travels to and from the intern workplaces, Party A, rather than Party B, shall be held responsible. In case of any work-related injuries suffered by the interns from Party A at the intern task on the intern workplaces, for injuries caused by reason of Party B, Party A and Party B shall assume half of the responsibility respectively; and for injuries not caused by reason of any Party, Party B will not be held responsible.

In case that the interns from Party A have infringed the lawful rights and interests (including personal and property rights and interests) of other persons for personal reasons during the internship period, Party A will take charge of the settlement and Party B will not be held responsible.

II.	Rights & Obligations of Party B
1.	Based on its actual production and operation and manpower needs, Party B will provide practical training intern bases for the interns from Party A.
2.
Party B may adjust the intern positions for the student interns as it deems necessary based on the work requirements and determine the number of interns after the discussion and communication with Party A.

3.
Party B will enter into a non-disclosure agreement with the interns and has the right to request that the students and Party A strictly observe the related provisions in the non-disclosure agreement. During the internship period, Party B has the right to terminate the internship contract with and dismiss a student intern to Party A as required by the specific conditions if one of the following circumstances applies to the student intern:

(1)	The intern is incompetent at the position or does not accept the tasks assigned by Party B;
(2)	The intern has violated the laws and regulations, or the related management policies of Party B;
(3)	The intern has incurred economic or property losses to Party B.
4.	Based on the number of the student interns, Party B will arrange experienced staff to serve as intern instructors and provide professional training and business guidance for the student interns.

III.	Forms of Cooperation between Party A and Party B
1.	Party A and Party B will further discuss and study the specific forms of mutual cooperation in the principle of long-term cooperation;
2.
Party A may train students with suitable specialty for Party B in advance by ways of setting up special interest groups, specialty classes and additional option courses in the university. Party A will train the selected personnel of Party B at the request of Party B;

3.	Party B will provide a practical training base for the teaching activities and students from Party A;
4.	With regard to the cultivation of students, Party A and Party B may exchange their teachers based on the actual needs to complement each other in both theories and practices;
5.	Party A and Party B may otherwise agree upon the specific forms of cooperation based on the actual situations.

IV.	Miscellaneous
1.	The matters which are not mentioned in the Agreement shall be settled by both Parties hereto through mutual consultation.
2.	The Agreement shall be effective for one (1) year since Party A and Party B affix their official seals thereto.
3.	The Agreement is prepared in two (2) counterparts, one (1) to be held by Party A and Party B respectively.

Party A (Seal): Tourism and Management Department, Wuyi University	Party B (Seal): Fujian Yada Group Co., LTD

Authorized Representative (Signature):	Authorized Representative (Signature):

December 1, 2009	December 1, 2009